Exhibit 2

     SALE AND PURCHASE AGREEMENT OF THE SHARES OF THE COMPANY
     CINTAS ADHESIVAS NUNEZ, S.A.

     In Porrino on 3rd  January nineteen hundred and ninety seven.

     OF ONE PART Mrs. M Jose Ramilo Fernandez-Areal; of full age, holder of Identity Card no 35.875.453; Mrs Almudena Nunez Ramilo, of full age, holder of Identity Card no 36.068.360 and Mrs. M Jose Nunez Ramilo of full age, holder of Identity Card no 36.047.304, all of them on their own name and behalf, and Mrs. Maria Jose Ramilo Fernandez-Areal, on her daughter Mrs. Brunetta Nunez Ramilo name and behalf, of full age, holder of Identity Card no 36.047.303 by virtue of the Power she has and declares in force attached to the present contract. All of them appear in their capacity as shareholders of the Company CINTAS ADHESIVAS NUNEZ, S.A. (hereinafter referred to as "Sellers")

     OF THE OTHER PART Plymouth Rubber Europa, S..A. a Company, of Spanish Nationality, of indefinite duration, incorporated by means of the Public Deed granted on August 26, 1996 before the Madrid Notary Public Mr. Jose Maria Alvarez Vega, under number 3.421 of his official records, and duly registered at the Pontevedra Mercantile Registry under folio 049, Book 1847 of companies, sheets number PO-18045, first inscription, and holder of fiscal identity number A-36269694.

     The Company is represented for this act by Mrs. Deborah Kream, of full age, single, with social address at Canton, Massachussetts, of American Nationality and holder of passport no 100583760 expedited in Boston (Massachusetts) by virtue of her post as Vice Secretary of the Board of Directors of the Company, by virtue of the resolution adopted by said body in the meeting held on December 20, 1996 in which she is empowered for this act.

                           WITNESSETH

     I. Sellers are the owners of 100% of the shares of Cintas Adhesivas Nunez, S.A. (hereinafter referred to as"CANSA"), which was incorporated on 19th June 1996 by means of the Public Deed granted before the Notary of PORRINO, Mr. ERNESTO REGUEIRA NUNEZ under number 310of his protocol. It is registered at the Mercantile Registry of PONTEVEDRA, Book general, Folio 115, Sheet no PO-9734 Its Fiscal Identification Code is 36239341.

     The purpose of the Company is the elaboration, transformation, exploita-tion, manufacture, purchase and sale, exportation, importation, distri-bution and any kind of negotiation of adhesive products at any stage of their industrial or commercial process, as well as auxiliary elements for electric installations in general.

     Its share capital is 20.100.000 (TWENTY MILLIONS ONE HUNDRED THOUSAND ptas.), divided into 4.020 nominative shares, each with a par value of
     5.000 (FIVE THOUSAND ptas.), numbered from 1 to 4.020, both inclusive.

     II. The representatives of Sellers and Purchaser have held several meetings for the establishment of a Basis for the negotiation that had the object the sale by the Sellers of 100% of the shares of CANSA and the Purchaser having carried out the preliminary reviews of the company, the Sellers and the Purchaser agree to execute the present Purchase and Sale Agreement of all the CANSA shares and they carry out the above with the warranty set forth below and subject to what is established in the following

                            CLAUSES



     The parties agree upon the following definitions:

     "Closing date" means the date of the signature of the present agreement upon which the Sellers shall transfer CANSA's shares to the Purchaser upon payment of the price by the latter to the Sellers

     "The Arbitrator" means "ARTHUR ANDERSEN, S.A", to which the Sellers and the Purchaser may refer for adjudication any discrepancies that may arise in the interpretation and application of the Basis of Purchase and applicability, in accordance to the faculty established in ARTICLE 1.447 of The Spanish CIVIL CODE, in the event, of the inmdenity and responsibility agreed under Clause Fourth.

     FIRST.-PURCHASE AND SELL OF SHARES

     The Sellers sell 4.020 ordinary nominative shares of 5.000 pesetas par value each one, representing 100% of the capital stock of CANSA referred to in Recital I above to the Purchaser, who buys them free of any charge, encumbrance, restriction or limitation whatsoever and with all the rights inherent therein including the right to any current dividend for the financial year to be ended on 31st December 1996. The shares sold com-prise all the rights of any nature which they themselves could have at the date of the signature of this document.

     The parties agree to execute the formalization and consummation of the purchase and sale of shares with the intervention of an Official Stock-broker at a moment immediately following the signature of the present Agreement by means of delivering the relevant Share Certificates of the shares sold and simultaneous payment of the consideration price,

     SECOND.-PRICE AND PAYMENT

     2.1 Subject to the adjustments described in clause FOURTH herein below, Plymouth will pay CANSA the following amounts:

          i.- At closing :309.5 million pesetas, that is, 359 million pesetas, minus 49,5 million pesetas to be held back by Plymouth as guarantee, as described in sub-clause 2.2 below.

          ii.- Ninety (90) days after closing: An amount equal to the increase in net value of CANSA at the closing date as compared to the February 28, 1996 balance sheet, which are estimated at present at 30 million, regardless of the positive or negative adjustments on this amount to be made on January 1st 1997, once the final results are known at closing of the 1996 fiscal year . Should CANSA's results at December 31, 1996 be losses, the amount of those shall be deducted form the purchase price established in paragraph i) above.

     2.2 Plymouth shall hold back from the price, as described in clause 2.1.i above, 49,5 millions as guarantee of the accuracy and veracity of the declarations made by CANSA and contained in the Basis of Purchase which are an annex to the present Agreement.

          The guarantee shall be held by Plymouth for a period of FIVE (5) years as from the signature of the present agreement, and, assuming no charge has needed to be made against it, as provided for in sub-clause
          2.3 below, it shall be given back in accordance with the following provisions:

          i. For the first two years, Plymouth shall hold the full amount of the guarantee, without any money being paid back.

          ii. Subject to clause 2.3. below, on the date of the third anniversary of the closing date, Plymouth shall give back to the sellers 21,5 million out of the overall amount conforming the guarantee at said date assuming no charge has needed to be made against the guarantee. In case charges have been made against said holdback, in accordance with the provisions of sub-clause 2.3 below, the amount to give back upon this date shall be an amount equal to 43,43% of the remaining holdback

          iii. Subject to clause 2.3. below, on the fourth anniversary of the closing date, Plymouth shall give back to the sellers 14,5 million assuming no charge has needed to be made against the guarantee, as provided for in sub-clause 2.3 below In case charges have been made against said holdback, in accordance with the provisions of sub-clause
          2.3 below, the amount to give back upon this date shall be an amount equal to 51,8% of the remaining holdback.

          iv. Subject to clause 2.3. below, on the fifth anniversary of the closing date, Plymouth shall give back to the sellers 13,5 million assuming no charge has needed to be made against the guarantee, as provided for in sub-clause 2.3 below. In case charges have been made against said holdback, in accordance with the provisions of sub-clause 2.3 below, the amount to give back upon this date the amount to give back upon this date shall be the whole of the remaining holdback, whichever amount that is.


     2.3 Should any of the warranties and declarations made by the Sellers in favour of Plymouth, as contained in the Basis of Purchase annexed to the present Agreement, result to be inaccurate or untruthful, and should this result in an economic prejudice to CANSA and/or Plymouth, Plymouth shall have the right to immediately deduct from the holdback guarantee, in any sequence it deems appropriate, and subject to clause FOURTH hereafter, any amounts to which it is entitled to be indemnified pursuant to this Agreement plus an amount equal to 8% interest over the deducted amount, calculated as from the date of signature of the present agreement up to the date upon which said amount is deducted , as well as the right to continue to hold after any scheduled release date and after December 2001, a reasonable estimate of future indemnity amounts based on claims asserted or threatened on or before such dates plus an amount equal to 8% interest over said claims calculated as from the date of signature of the present agreement until the date on which said amount is deducted.

     2.4 If Plymouth wrongfully (without right to do so under this Agreement or in accordance with Spanish law) withholds or continues to withhold all or any portion of the Holdback guarantee beyond the time permitted therein, then:

          a. From and after three (3) business days after the scheduled release date for such amount, the amount wrongfully with held (but only the amount wrongfully withheld) shall bear interest at a rate of MIBOR plus seven (.07) per cent; and

          b. In addition to the penalty specified in subsection a) immediately preceding, if said sum has not been paid on or before sixty days after written demand therefor has been made upon Plymouth by the Sellers, and additional penalty of 20 (0.2) percent of the amount wrongfully with held (but only the amount wrongfully withheld) shall become immediately due and payable.

          If the parties do not reach an agreement about whether Plymouth has wrongfully with held the amount or not, in the forty days as from the date of the written request from the sellers demanding payment of the withheld amounts, the dispute shall be decided upon by arbitration in the manner prescribed in clause FOURTH hereafter. The parties hereby declare that they will accept and submit to the arbitrator's decision which shall be binding for both parties.

     2.5 Notwithstanding the above, Plymouth may in no event deduct or apply against the holdback guarantee any amount, until the aggregate sum of all or one of its claims permitted hereunder is greater than or equal to four million pesetas; providing that upon reaching that amount (the "Triggering amount") Plymouth may apply against and deduct from the Holdback Guarantee (1) the full amount of any and all claims which constituted the Triggering amount, as well as (2) any and all future claims, regardless of their individual or aggregate amounts.

     2.6 All payments to be made by Plymouth to the Sellers in accordance with sub-clause 2.2. here above, shall be made by certified bank or banks check(s) or by wire transfer to such account or accounts as the Sellers shall request in writing to Plymouth with a prior notice of at least eight (8) business days.


     THIRD.- BASIS OF PURCHASE

     The representations and warranties given by the Sellers as well as the Appendixes, which are included herein as Annex 2 (hereinafter "Basis of Purchase") to this Agreement will be considered to form integral part of this Agreement.


     The price consideration has been agreed based on the accuracy and contents of the representations and warranties given by the Sellers.


     The "Basis of Purchase" shall supersede the closing date and the formal-ization of the obligations contained in clause first hereabove, and shall be understood as being reproduced at the moment of execution in the sale and purchase Stockbroker's Policy, to continue to be in full force and validity for a period of five (5) years as from the closing date.


     FOURTH.- INDEMNIFICATION

     Should there exist inaccuracies or omissions in the representations made in the Basis of Purchase and its Annexes, the Purchaser will have the right to be indemnified or compensated by the Sellers in the manner indicated in the Sections below.

     ((1)) Inaccuracies or omissions in the representations and warranties made in the Basis of Purchase and its Schedules

     If after the Closing Date and within the time limit provided for in this section, inaccuracies or omissions in the data or statements made in the Basis of Purchase and its Schedules have been discovered which have a monetary impact on CANSA, the Purchaser shall be entitled to be compensated in that amount, by the Sellers. The Purchaser will be compensated for any amounts which result from inaccuracies or omissions in the provisions for the payment of taxes accrued up to the Closing Date, or any other contin-gent liability as shown in the Balance Sheets of CANSA originating from acts or omissions up to the Closing Date.

     In the event of debts, liabilities or obligations of whatever nature not accounted or provisioned for in the Balance Sheets of CANSA which should have been thus accounted or provided for, these will only be considered to have a monetary impact on CANSA to the extent that they should actually be paid by the company, once all reasonable administrative and judicial recourses corresponding to debts, liabilities or obligations of the company have been exhausted.

     Any time that, in the Purchaser's opinion, there exists any circumstance which could give rise to his right of compensation under the terms of this section, he shall inform the Sellers as soon as possible, who, in the same manner, shall inform the Purchaser in writing of their position in that respect, within a period of one month, or less. Should the nature of the circumstance so require.

     In the first instance, the Sellers shall state in writing whether or not they accept the claim. If the Sellers deny it, the Purchaser shall be entitled to refer its right to be indemnified to the decision of the Arbitrator.

     Should the claim arise from a third party claim, the Sellers shall also advise in writing if an opposition to the same should be formulated, in the understanding that the Purchaser will only be obliged to oppose to that claim if the Sellers have expressly accepted responsibility with regards to the outcome of said claim.

     The Purchaser will provide an opportunity for the Sellers to participate actively in the judicial or administrative proceedings, all of which are related to debts, liabilities or obligations before mentioned.

     Those proceedings will be, in any case, led by the Purchaser and its legal representatives. The Purchaser will bear the costs of its legal represent-atives. Should the claim become enforceable against CANSA, imposing the obligation to pay costs, these costs, will be added to the amount of the respective debt, liability or obligation, but not including the fees accrued by the Purchaser's Procurator and Lawyer.

     In the event that at any time during the proceedings referred to above, the Purchaser proposes to submit to arbitration, to settle or withdraw or proposes to take any other decision with respect to the subject debt, liability or obligation, which in the Sellers' reasonable opinion is against their interests, Sellers will be released from their obligation under this provision, if the Purchaser persists in this proposed decision unless the Purchaser refers the reasonability of the commitment, trans-action, compliance, waiver or any other action, as well as the reason-ability of the Sellers' opposition to the decision of the Arbitrator and the latter finds in the Purchaser's favour.

     The fees of The Arbitrator will be borne equally by both parties, unless the Arbitrator substantially confirms the opinion of the Sellers or the opinion of the Purchaser, in which case, the defeated party will bear the fees totally.

     The Arbitrator's report will be regarded as final and binding on the parties.

     The amounts that become payable in favour of the Purchaser as a consequence of this Section ((1)) will be immediately paid to the Purchaser by the Sellers.

     The Sellers' liability expires on 31st December 2001. except for those debts, obligations or liabilities relating to taxes or Social Security contributions which at such date are the subject of any kind of proceedings or dispute against CANSA for which the Seller's liability will extend till the date they expire.

     Purchaser is hereby authorised to offset against the holdback any amount due under this Clause or to retain the pay back of said guarantee in case Purchaser considers reasonable that some amount will be due under this Clause.

     ((2)) Limitation

     In any event, it is expressly agreed that the liability of the Sellers with respect to these guaranties will be limited in maximum to the amount of the purchase consideration paid for the shares in accordance with Second Clause above, regardless of whatever inaccuracy or omissions may appear with respect to the representations made in the Basis of Purchase and its Schedules, or the liabilities or latent or hidden defects of any nature that may arise in CANSA. The Purchaser grants the Sellers a minimum threshold of 4,000,000 pesetas with respect to the above considered individually or as a whole in accordance and without prejudice to what is established in clause 2.5 here above.

     FIFTH.-TAXES AND EXPENSES

     The Stockbroker or Public Notary fees arising from the execution of the present document on Completion Date will be exclusively borne by the Purchaser.

     SIXTH.- ADMINISTRATIVE APPROVALS.

     The Purchaser will obtain the necessary administrative authorisations or verifications related to foreign investments in order to be able to carry out the purchases and sales referred herein, including any declarations or clearances and/or shall present the declarations before the Directorate of Foreign Transactions. The Sellers will do their best to support and collaborate with the Purchaser to provide the information and documenta-tion required by the competent authorities.


     SEVENTH.- COVENANT AGAINST COMPETITION.

     (a) To induce Purchaser to enter into this Agreement and purchase the Assets as provided herein, and in partial consideration thereof, Seller agrees that for a period of three (3) years, beginning on the Closing Date and ending on the third anniversary date thereof, it will not, except in connection with CANSA's business, without the prior written consent of Purchaser, for its own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

      (i) engage in, consult with, or own, control, manage or otherwise part-icipate in the ownership, control or management of a business engaged in the manufacture, processing, purchase for resale, sale, or distribution within any part of the Trade Area (as defined below) of CANSA's business; or

      (ii) solicit, call upon, or attempt to solicit the patronage of any individual, partnership, corporation or other legal entity having an office or place of business within the Trade Area and to whom the Seller sold any products currently manufactured by CANSA during the twenty-four
      (24) month period immediately preceding the Closing Date (CANSA's Products), for the purpose of obtaining the patronage of any such individual, partnership, corporation or other legal entity for the purchase of any CANSA's Products from anyone other than the Purchaser, except as an employee and on behalf of the Purchaser.

    (b) For the purposes of this clause 2.4, the term "Trade Area" means the territory described in Schedule 2.4(b), attached hereto, which is the territory within which Purchaser's customers and accounts are located and where the Purchaser solicits substantially all of its patronage.


    EIGHTH.- MANAGEMENT

     The Purchaser is interested in ensuring the continuity service of certain Managers of CANSA.

     Consequently, the Purchaser undertakes to maintain their current conditions of employment. To said effects, the Sellers undertake to co-operate and to do their best so that the Purchaser may keep them in their current employment.

     NINTH.- OTHER UNDERTAKINGS AND OBLIGATIONS

     9.1 The Sellers agree and undertake that in the period comprised between the 28th February 1996 and the Closing Date, they have not incurred in any obligations which are outside the ordinary course of business, including salary increases not required by Law and payment of any dividend not already approved, without prior consultation and written approval from the Purchaser except for matters related in the following paragraph. In addi-tion, the Sellers represent that within the mentioned period of time they have entered into no major contracts, out of its ordinary course of business, without prior consultation and written approval from the Purchaser.

     9.2 The Sellers guarantee that on the date of signature of the present Agreement, they will have released CANSA from any commercial and non-commercial claims with CANSA or individuals related with them. The Sellers guarantee that they have made no intra-group payments or dividends in 1996.

     9.3 The existence of this agreement shall be confidential unless otherwise required by competent authorities. All public statements regarding any aspects of these transactions, shall be previously agreed in writing between the parties.

     9.6 Seller will obtain a document in which AINSA guarantees that the Basis of Purchase are correct and accurate and are not affected by the spin-off dated 11 April 1996.

     TENTH.-LAW.

     This purchase and sale of CANSA shares shall be governed, construed and interpreted in accordance with the Laws of Spain.

     ELEVENTH.-ARBITRATION

     Any disputes arising in connection with the force, effects, interpretation or execution of this purchase and sale Agreement shall be finally settled by arbitration which shall take place in Madrid, in accordance with the rules contained in the Arbitration Law of December 5, 1988.

     The award shall be issued by three Arbitrators, one of them appointed by the Sellers, another by the Purchaser, and the third by mutual agreement of the arbitrators appointed by the parties. Should the agreement concern-ing the appointment of the third arbitrator not be reached within the maximum term of 30 days as from the date of acceptance of the designation by the parties of their respective arbitrators, the third Arbitrator will be appointed by the Dean of the Madrid Bar Association, or whoever acting as the Dean's deputy.

     The parties, expressly waiving their right to any jurisdiction which may correspond to them, undertake to comply with the award issued by the Arbitrators, who will have a maximum term of two (2) months to issue their award, as from the date on which they accept their designations.

     TWELFTH.- SEVERABILITY

     If any of the covenants contained herein is declared to be or becomes legally void or non enforceable, such covenant shall be considered not to have been inserted and the Agreement shall continue to be fully effective as if such covenant had not existed.

     THIRTEENTH .- NOTICES

     13.1 All notices and communications which are to be made between the parties, for the purposes arising from this agreement, shall be made in writing and shall be delivered by registered mail with acknowledgement of receipt to the following addresses:

     For the Purchaser:  PLYMOUTH RUBBER COMPANY INC.
                         104 Revere Street, Canton, MA 02021-2996 (U.S. of A.)
                         Tel: 07.1.617.828 0220
                         Fax: 07.1.617.828 6041

                         As well as to:

                         GOMEZ ACEBO & POMBO
                         Attn. Jose Maria Alvarez/ Beatriz Satrustegui Paseo de la Castellana 164, Madrid 28046
                         Tel: 91.582 91 00
                         Fax: 91.582 91 14

          For the Sellers:   Plaza de Compostela num 2,3
                             Virgo, Pontevedra...........

     13.2 The parties may change their addresses, notifying each other in writing in the manner and to the addresses set out above.

     FOURTEENTH.- LANGUAGES

     This Agreement and the purchase of shares agreement has been drafted and executed in Spanish. An English translation will also be provided.

     There exists, equally, an English translation thereof.

     For the interpretation of the present Agreement, the parties declare that the Spanish version shall prevail.

     And, to said effects, they sign in threefold in the place and date mentioned above.



12

                         ANNEX II
                    BASIS OF PURCHASE

The Sellers represent and warrant:

1.- Organization, capacity and by-laws.

(i) CINTAS ADHESIVAS NUNEZ, S.A. (hereinafter referred to as "CANSA") is duly organised and in existence under the Laws of Spain and has sufficient legal capacity to own and conduct the businesses making up its corporate activity pursuant to its Corporate By-laws.

(ii) The existing Corporate By-laws of CANSA, duly entered in the Commercial Registry, are those attached as schedule 1 (ii). No modifications have been resolved with regard to said Corporate By-laws that are pending recording in the Commercial Registry. The Corporate By-laws of CANSA have been adapted to the Stock Companies Act approved by Royal legislative Decree 1564/1989 of December 22. Said schedule 1 (ii) details the particulars of the registration of CANSA.

(iii) The capital stock of CANSA and the shares into which it is divided is as shown in the Corporate By-laws attached as schedule 1 (ii). There are no increases of capital pending registration or in progress. There is no authorization to the Boards of Director which would allow increasing the capital stock according to the terms of Article 153 b) of the Stock Companies Act. The company has not issued founder's shares or debentures or any other kind of security or financial instrument convertible into shares.

(iv) CANSA has not resolved on its dissolution, merger or spin-off.

2.- Administrative Bodies, auditors and powers of attorney.

(i) Schedule 2 (i) details the members of the Administrative Bodies of the company, the dates of their appointments and of registration in the Commercial Registry. There is no record that registration of the resignation or removal of said directors is pending, nor of the appointment of any new director [except as expressly indicated otherwise in Schedule 2 (i).]

(ii) The company has appointed the Auditors detailed in schedule 2 (ii) which also sets out the terms of appointment. The economic conditions of the respective appointments are the usual ones on the Market. No cause has occurred justifying the revocation of appointment of said Auditors as contemplated by Law.

(iii) Schedule 2 (iii) details the main powers of attorney for representation that have been conferred by the company. No other powers of attorney have been conferred that could be binding upon or commit the company for an amount exceeding 1,000,000 pesetas.

3.- Financial statements and commercial books.

(i) As schedule 3 (i) are attached the annual reports, balance sheets and profit and loss accounts of CANSA as of December 31, 1995 and the provisional Balance Sheet closed on December 31. 1996 and Profit and Loss Accounts closed on December 31, 1996 of said company. The Annual Statements as of 31st December 1995 have been audited through CANSA is under no legal obligation to audit, as it does not reach the threshold established in article 190 of the Companies Act. Said Annual Statements as well as the auditors report referring to the economic year ended on December 31, 1996 thus attached hereto as part of Annex 3(i) and they have been duly approved by the General Shareholders' Meeting of the Company. The mentioned balance sheets and profit and loss accounts are complete, exact and true and have been prepared in accordance with Generally Accepted Spanish Accounting Principles and reflect faithfully the economic and financial situation of CANSA.

(ii) As from February 28, 1996 CANSA has not incurred in other liabilities or responsibilities other than those derived from the ordinary course of its business.

(iii)          CANSA  has  not  issued or  resolved  to  issue
         debentures  or  any  other  kind  of  securities   in
         series.

(iv) CANSA does not own or possess as security its own shares, has not furnished financial assistance for the acquisition of its own shares, neither has it set up cross-shareholdings exceeding 10%, either directly or through a nominee.

(v) CANSA has not furnished securities, guaranties or bonds of any kind in favour of third parties, [except for the amounts set out in the memorandum accounts appearing in the balance sheets attached hereto in schedule 3 (i) or what is detailed in schedule 3 (v).]

(vi) The receivables accounts of CANSA detailed in its balance sheet as of February 28, 1996, or those arising afterwards, result from transactions agreed on a bona fide basis in the normal course of its business and appear in its provisional balance closed on December 31, 1996. The pertinent provisions for bad debts have been established for the company in accordance with Generally Accepted Spanish Accounting Principles.

(vii)          CANSA  keeps its books of commerce up  to  date
         pursuant  to  existing legislation and in  accordance
         with    Generally    Accepted   Spanish    Accounting
         Principles.

(viii) CANSA has deposited its annual accounts with the Commercial Registry in due time and form.

4.- Taxes.

(i) CANSA has filed in due time and form all the necessary tax returns of any kind and has paid them forthwith. The company has not incorrectly enjoyed any tax allowance. The provisions for taxes which are reflected in the balance sheets attached as
         Schedule 3 i) are sufficient to cover taxes already accrued and due with the corresponding interest, surcharges or sanctions which may be applicable.

(ii) Schedule 4 (ii) describes the current tax inspections which are being carried out on CANSA, stating the tax periods covered by said inspections. Except as indicated in schedule 4 (ii), there are no other tax inspections in progress nor knowledge that any such are to take place, nor are there any known deficiencies or claims.

5.- Main agreements.

(i) The agreements entered into by CANSA in the ordinary course of its business with clients and suppliers conform to customary practice in Spain and have no unusual nor abnormally onerous conditions for the company, except those indicated on Schedule 5 (i).

(ii)           Schedule  5  (ii) details the lease  agreements
         (including leasing contracts) arranged and in force in which CANSA is lessor or lessee.

(iii) CANSA is not party to any agreement in force that is outside or exceptional to the ordinary course of its businesses and that is not included, or to which reference is not made, under any of the items of this Basis of Purchase.

(iv) There are no agreements between CANSA and its Directors. There are no agreements between CANSA and the Sellers outside of the normal course of its business agreed out of the normal market conditions.

(v) CANSA has not defaulted the agreements to which it is a party, neither has it knowledge that such default has occurred or will occur by the respective counterparties to said agreements nor are there any contracts subject to counter claims or set-offs of third parties.

               Neither the execution nor the fulfilment of this Agreement, nor the change of control in the company as a consequence of the same, grants to the counterparties to said agreements the right to terminate any of said agreements presently in force with CANSA, except as indicated in Schedule 5(v).

6.- Industrial property and copyright.

(i) Schedule 6 (i) sets out the patents, trademarks, process designs and other types of industrial property and copyright and applications for these, as well as know-how and knowledge not apt for registration owned by CANSA. All those apt for registration are duly registered in the company's names in the registers. CANSA is up to date in the payment of the fees required by said registry and it has no knowledge that said registrations infringe or have been contested due to infringement of other registrations or types of industrial property and copyright owned by third parties, except as indicated in Schedule 6(i).

(ii) CANSA has not finally or temporarily assigned to third parties the use of the types of industrial property or copyright and know-how or knowledge not apt for registration referred to in paragraph (i) above.

(iii) There are no licenses agreements of any kind granted by CANSA to third parties and granted by third parties to CANSA.

7.- Real and movable assets.

(i) CANSA has full title, free from any liens or encumbrances, prohibitions from disposal, lease, assignment or restrictions of any kind on its use, to all the real and movable property and installations it owns, unless expressly indicated otherwise in schedule 7 (i) and 7 (ii).

(ii) Schedule 7 (ii) identifies the real property owned by CANSA setting out the registration details, for items valued at over five million pesetas.

(iii) All the assets used by CANSA in the course of its business are in a satisfactory state of use for the purpose to which they are intended except for normal wear and tear.

(iv)            CANSA   has   not  participations   in   other
         companies.


8.- Stocks, finished product and raw material inventories.

(i) The stocks of finished products and products in progress owned by CANSA are normally saleable in the course of its business except for normal incidents stemming from this activity.

(ii) The stocks of raw materials owned by CANSA are normally usable for the manufacture of the products for which they are to be used, with the same exception consigned in paragraph (i).

9.- Insurance.

(i)            CANSA has duly insured the property it owns and
         the  risks  pertaining to its business in  accordance
         with   customary   practice  in   Spain   for   their
         respective sectors.

(ii)           The insurance premiums referred to in paragraph
         (i) above have been duly paid on their respective due dates. CANSA has no knowledge that the insurance company intends to cancel said insurance policy or seek an abnormal increase in premiums or impose other additional conditions in an unusual manner.

(iii) No accidents have occurred under the insurance policies, where payment of which is being debated or to the Sellers' knowledge, are going to be debated with the insurance company.

               There is no accident claim pending resolution and which exceeds 1,000,000 pesetas.


10.- Payrolls and service agreements.

(i)            Schedule  10  (i)  contains a  summary  of  the
         payrolls  of  CANSA, together with the  date  of  the
         publishment   at   the  Official   Gazette   of   the
         Collective Labour Agreement in force.

(ii) CANSA is up to date in the payment of its Social Security obligations and remunerations of any kind payable to its personnel.

(iii) There are no Agreements with golden-parachute clauses with personnel of CANSA.

               CANSA is up to date in the performance of the obligations deriving for them under the agreements and has no knowledge that the counterparties thereto have failed to perform or intend to cancel said agreements.

(iv) CANSA has not assumed before its employees, Key Managers or persons with a service contract any undertaking for remuneration in cash or in kind or for the case of dismissal, resignation or retirement.

11.- Licenses and administrative approvals.

(i) CANSA is in possession of the administrative permits and approvals necessary for the use of its properties and facilities and for the conduct of its business. A list of the permits and approvals which CANSA should have obtained and lacks is attached as schedule 11 (i).

(ii) CANSA's properties and facilities or the activities that it conducts [DO NOT] infringe any legal or administrative provisions relating to urban planning, environmental matters, restrictive trade practices, consumer protection, hygiene and safety at work or of any other kind, unless otherwise indicated in schedule 11 (ii).

(iii) CANSA has not received any official notification informing them that the above mentioned licences are not in order or that any new zoning regulation is to be applied to the properties which could adversely affect the assets of the company, unless otherwise indicated in Schedule 7 (ii).

(iv) CANSA has not or should have knowledge of the existence of soil polution in the areas where it carries out its activities or has received official notification of its existence.

12.- Litigation.

(i) Except as indicated in Schedule 12 (i), CANSA is not party to litigation of any kind, nor has knowledge of any claim or other circumstances that could give rise to litigation that could adversely and materially affect the company.

(ii)            No   labour  disputes  have  arisen,  nor  are
         expected to arise, with the personnel of CANSA, except as provided in Schedule 12 (ii).

(iii) No resolution adopted by the bodies of CANSA has been formally opposed.

(iv) Neither the shareholders of CANSA nor other third parties have taken action of liability against the Directors of CANSA.




(v) There are no pending or threatened lawsuits, proceedings, etc. to enforce CANSA's compliance with environmental or occupational laws or regulations or otherwise to establish environmental liabilities against or to seek penalties from CANSA.

(vi) CANSA is not aware of any circumstances that might interfere with continued compliance with environmental statutes, regulations and permits or that would give rise to future liabilities or enforcement actions.

13.- Changes and other adverse circumstances.

    No material adverse change has taken place, neither do they have knowledge of any circumstance that could entail or that could have a negative impact on the properties of CANSA.

14.- Information.

(i)              All   the   information   supplied   by   the
         representatives  and employees of  CANSA  or  by  the
         Sellers   is  true  and  accurate  in  all   material
         aspects.

(ii) There is no information known to CANSA and not expressly mentioned in the preceding paragraphs that could adversely impair the contents of this Basis of Purchase.